EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:    Louise A. Walker                                                               April 30, 2012
President & CEO
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
                        (707) 678-3041

First Northern Community Bancorp – First Quarter Earnings Report
Profits & Growth Continue

Dixon, California – First Northern Community Bancorp (the “Company,” ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the first quarter of 2012. Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of March 31, 2012 of $1.1 million, up 37.5% compared to net income of $0.8 million reported for the same fiscal period last year.” Net income available to common shareholders totaled $0.8 million as of March 31, 2012 up 60.0% compared to net income available to common shareholders at March 31, 2011 totaling $0.5 million. Diluted earnings per share for the three months ended March 31, 2012 was $0.09, up 50.0% compared to diluted income per share of $0.06 reported for the same fiscal period a year ago.

Total assets at March 31, 2012 were $793.5 million, an increase of $44.7 million, or 6.0% compared to the same period in 2011. Total deposits of $690.2 million increased $38.9 million or 6.0% compared to March 31, 2011 figures. During that same period, total net loans (including loans held-for-sale) decreased $4.2 million, or 1.0%, to $419.5 million. Total risk-based capital was approximately 18%, far exceeding the ‘well-capitalized’ threshold of 10%.

Commenting on the first quarter of 2012, Walker stated, “We are pleased to report First Northern Community Bancorp continued its earnings momentum by posting its ninth consecutive quarter of increasing profits since the economic downturn. Marked improvement has been made in our asset quality requiring less provision for loan losses, reduced loan write downs and less resources needed in the areas surrounding collection activities. And in February, to further enhance our services for customers, First Northern became a member of the MoneyPass® surcharge-free ATM network providing customers with over 20,000 ATMs nationwide.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis and Roseville, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

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Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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